Exhibit 27(n)(i)

Consent of Sutherland Asbill & Brennan LLP

S.A.B. Letterhead

April 14, 2004

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Life Account

570 Carillon Parkway

St. Petersburg, Florida 33716

RE:	WRL Series Life Account

WRL Xcelerator and WRL Xcelerator Focus

File No. 333-107705/811-4420

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information for the WRL Xcelerator and WRL Xcelerator Focus contained in Post-Effective Amendment No. 2 to the Registration Statement on Form N-6 (File No. 333-107705/811-4420) of the WRL Series Life Account filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik